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                                CONTRACT SCHEDULE

OWNER: [John Doe]                             SEX: [M] AGE AT ISSUE: [35]

JOINT OWNER: [Jane Doe]                       SEX: [F] AGE AT ISSUE: [35]

ANNUITANT: [John Doe]                         SEX: [M] AGE AT ISSUE: [35]

CONTRACT NUMBER: [12345678]                   ISSUE DATE: [February 15, 2005]

PLAN TYPE: [Qualified, IRA, Non-Qualified,    MATURITY DATE: [February 15, 2060]
           SIMPLE IRA, SEP, ROTH IRA]

PRODUCT CLASS: [MetLife Investors USA Variable Annuity Series O]

PURCHASE PAYMENT: [$100,000.00]

PURCHASE PAYMENTS:       [We reserve the right to reject any Purchase Payment.]
                         [If the Guaranteed Minimum Income Benefit Rider -
                         Living Benefit (GMIB Rider) AND/OR the Guaranteed
                         Minimum Death Benefit (GMDB) Rider] (the "Rider(s)"), are in force on your Contract, we may reject subsequent
                         Purchase Payments by sending advance written notice to you if any of the following changes occur regarding the same Rider(s) available for new contract purchases:

                         . A change in the GMIB Rider Charge and/or GMDB Rider Charge

                         .    A change in the Dollar-for-Dollar Withdrawal
                              Percentage

                         .    A change in the Annual Increase Accumulation Rate

                         . A change in the Basis of GMIB Annuity Table (GMIB Rider only)

                         . The Rider(s) is no longer offered by us to new or existing owners.]

   MINIMUM SUBSEQUENT
   PURCHASE PAYMENT:     [$500.00] for both Non-Qualified and Qualified, unless
                         you have elected an automatic sweep program. However, for IRAs, SEPs, SIMPLE IRAs and Roth IRAs, in order to avoid cancellation of the Contract, we will accept a Purchase Payment of at least $50 once in every 24 month period. We will also accept subsequent Purchase
                         Payments as required under applicable law and federal tax law.

   MAXIMUM TOTAL
   PURCHASE PAYMENTS:    [$1,000,000.00], without our prior approval.

MINIMUM ACCOUNT VALUE:   [$2,000.00]

BENEFICIARY:             As designated by you as of the Issue Date unless
                         changed in accordance with the Contract provisions.

PRODUCT CHARGES:
   [SEPARATE ACCOUNT:    We assess certain daily charges equal on an annual
                         basis to the percentages set out below of the average daily net asset value of each Subaccount of the Separate Account:

                         Mortality and Expense Charge: [0.70%]

                         Administration Charge: [0.20%]

                         [Death Benefit Rider Charge: [0.20%]]

                         [Additional Death Benefit Rider Charge: [0.25%]]

SALES CHARGE:

The Sales Charge for each Purchase Payment is determined by multiplying the Purchase Payment by the applicable Sales Charge percentage. The Sales Charge percentage for each Purchase Payment is based on your Cumulative Purchase Payments as of the date the Purchase Payment is received by us. The Sales Charge for each Purchase Payment will be deducted in installments over 7 years (1/7 of the charge) on the Contract Anniversary.

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The Sales Charge will be deducted from your Account Value. This deduction will result in the cancellation of Accumulation Units from each applicable Subaccount (and/or reduction of any portion of the Account Value allocated to any other accounts included by rider) in the ratio that the portion of the Account Value in such Subaccount (and/or other account) bears to the total Account Value.

INITIAL PURCHASE PAYMENT PERIOD:

For purposes of determining the Sales Charge percentage all Purchase Payments credited within the Initial Purchase Payment Period will be treated as if received on the Issue Date. The Initial Purchase Payment Period begins on the Issue Date and ends on the earlier of 90 days after the Issue Date or the date you make your first withdrawal other than an Exempt Withdrawal. An Exempt Withdrawal is a withdrawal:

     1. that is required for you to avoid Federal Income Tax penalties or to satisfy Federal Income Tax rules concerning minimum distribution requirements that apply to this annuity. For purposes of this exception, we assume that this annuity is the only annuity contract or funding vehicle from which distributions are required to be taken, or

     2. in the first Contract Year that is part of a systematic withdrawal program in which the withdrawal amount does not exceed [10%] of total Purchase Payments divided by the frequency of the systematic withdrawals. For example if a monthly systematic withdrawal program is selected then the monthly amount does not exceed 1/12 of [10%] of total Purchase Payments.

Cumulative Purchase Payments are the total Purchase Payments received by us (including the current Purchase Payment).

CUMULATIVE PURCHASE PAYMENTS   SALES CHARGE
----------------------------   ------------

[Less than $50,000             5.00%
$50,000-99,999.99              4.20%
$100,000-249,999.99            3.50%
$250,000-499,999.99            2.50%
$500,000-999,999.99            2.00%
1,000,000 or greater           1.25%]

ACCOUNT FEE:   The Account Fee is [$30.00] each Contract Year. During the
               Accumulation Period, on the Contract Anniversary the full Account
               Fee is deducted from each applicable Subaccount in the ratio that the Account Value in the Subaccount bears to the total Account
               Value in the Separate Account. On the Annuity Calculation Date, a pro-rata portion of the Account Fee will be deducted from the Account Value as described above. However, if your Account Value on the last day of the Contract Year or on the Annuity
               Calculation Date is at least [$50,000], then no Account Fee is deducted. If during the Accumulation Period, a total withdrawal is made, the full Account Fee will be deducted at the time of the total withdrawal. During the Annuity Period the Account Fee will be deducted regardless of the size of your Contract and it will be deducted pro-rata from each Annuity Payment.

SEPARATE ACCOUNT: [MetLife Investors USA Separate Account A]

ALLOCATION REQUIREMENTS:

1. [Currently, you can select from any of the Subaccounts or the Fixed Account (if a Fixed Account Rider has been issued). However, we reserve the right to limit this in the future. However, if the GMIB Rider or GMDB Rider is attached to the Contract and in force you can only make allocations to the GMIB Rider Subaccounts or GMDB Rider Subaccounts.

2. Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to Pre-scheduled Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program and Dollar Cost Averaging program.

3. We reserve the right to restrict allocations to the Fixed Account if any of the following conditions exist: (a) the credited interest rate for the amount to be allocated is equal to the Minimum Guaranteed Interest Rate for the Fixed Account; (b) the Account Value in the Fixed Account equals or exceeds [$500,000]; or (c) a transfer was made out of the Fixed Account within the previous 180 days.]

TRANSFER REQUIREMENTS:

NUMBER PERMITTED: The maximum number of transfers per Contract Year shall be [12] (excluding transfers resulting from our Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Rules and the issuance of a Fixed Account Rider, during the Accumulation Period you may make transfers into the Fixed Account from the Subaccounts, subject to the maximum number of transfers per Contract Year as stated above. There

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are further limitations on transfers from the Fixed Account to the Separate
Account as set forth below. If the GMIB Rider or GMDB Rider is attached to the Contract and in force you may only make transfers between the GMIB Rider Subaccounts or GMDB Rider Subaccounts.

During the Annuity Period, you cannot make transfers from the General Account to the Subaccounts.

TRANSFER FEE: In the event that [12] transfers are made in a Contract Year, (excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of [$25] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount or Fixed Account from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the Transfer Fee.

MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: The minimum amount that may be transferred from a Subaccount is [$500], or your entire interest in the Subaccount, if less (excluding transfers resulting from our Pre-scheduled Transfer programs).

The minimum amount that may be transferred from the Fixed Account during the Accumulation Period is [$500], or your entire interest in the Fixed Account. Transfers out of the Fixed Account during the Accumulation Period shall be limited to the greater of (a) 25% of the Fixed Account Value at the beginning of the Contract Year, or (b) the amount transferred out of the Fixed Account in the prior Contract Year.

[TRANSFER AND ALLOCATION LIMITS:

If the GMIB Rider or GMDB Rider (the "Rider(s)") is attached to the Contract and the GMIB Rider or GMDB Rider is terminated under the Termination of Rider provision and is no longer in force, no transfers or allocations may be made to the GMIB Rider Subaccounts or GMDB Rider Subaccounts, as applicable. However, if both the GMIB Rider and the GMDB Rider are attached to the Contract, and are both terminated under the Termination of Rider provision, effective on the date both Riders are no longer in force, no transfers or allocations may be made to the GMIB Rider Subaccounts or GMDB Rider Subaccounts. You will have access to the other Subaccounts currently available.]

WITHDRAWALS:

WITHDRAWAL CHARGE: A Withdrawal Charge is assessed against Purchase Payments withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:

1. Earnings in the Contract (Earnings are equal to your Account Value less Purchase Payments not withdrawn); and then

2.   The Free Withdrawal Amount described below, if any; then

3. Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, and so forth until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).

The Withdrawal Charge for each withdrawal is determined by multiplying the Purchase Payment by the applicable Withdrawal Charge percentage assigned to that Purchase Payment based on the Age of Purchase Payment schedule below. The Withdrawal Charge percentage for each Purchase Payment is based on your Cumulative Purchase Payments as of the date the Purchase Payment is received by us. When determining the actual withdrawal charge for a partial or full withdrawal the Age of Purchase Payment percentage will be based on the date of receipt of each Purchase Payment. For purposes of determining the Withdrawal Charge band all Purchase Payments credited within the Initial Purchase Payment Period will be treated as if received on the Issue Date.

Withdrawal Charges are determined in accordance with the following schedule:

        ---------------------AGE OF PURCHASE PAYMENT--------------------

                          1 year or   2 years or   3 years or   4 years or   5 years or   6 years or
  Cumulative     [Less     more but    more but     more but     more but     more but     more but
   Purchase       than    less than    less than    less than    less than    less than    less than   7 years or
   Payments      1 year    2 years      3 years      4 years      5 years      6 years      7 years       more]
--------------   ------   ---------   ----------   ----------   ----------   ----------   ----------   ----------
[Less than         5%         5%           4%          4%           3%           3%           2%           0%
$50,000
$50,000 -          5%         4%           4%          3%           3%           2%           2%           0%
99,999.99
$100,000-          4%         3%           3%          2%           2%           2%           1%           0%
249,999.99
$250,000 -         3%         2%           2%          2%           1%           1%           1%           0%
499,999.99
$500,000 -         2%         2%           2%          1%           1%           1%           1%           0%
999,999.99
$1,000,000 and     2%         2%           1%          1%           1%           1%           1%           0%]
greater

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FREE WITHDRAWAL AMOUNT: Each Contract Year after the first, you can make a withdrawal of a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to [10%] of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This right is non-cumulative.

No Withdrawal Charge will be deducted in the event of an Exempt Withdrawal.

MINIMUM PARTIAL WITHDRAWAL: [$500], or your entire interest in the Fixed Account or Subaccount

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [$2,000]

ANNUITY REQUIREMENTS:

     1. [The Annuity Date must be the first day of a calendar month. Unless otherwise designated by you, the Annuity Date will be no later than the Maturity Date. The Maturity Date is the first day of the calendar month following the Annuitant's 90th birthday or ten (10) years from the Issue Date.

     2. For Variable Annuity Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 3.00%.

     3. For Fixed Annuity Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at [3%].]

[FIXED ACCOUNT:

INITIAL GUARANTEE PERIOD: [Through the end of the current calendar year]

RENEWAL GUARANTEE PERIOD: [A calendar year]

INITIAL CURRENT INTEREST RATE: [4.60%] [Allocations to the Fixed Account not currently available]

MINIMUM GUARANTEED INTEREST RATE: [2.15%] annually

[INITIAL EDCA PERIOD: 24 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [4.00%]

INITIAL EDCA PERIOD: 12 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [4.00%]

INITIAL EDCA PERIOD: 6 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [8.00%]

INITIAL EDCA PERIOD: 3 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [9.00%]]

ANNUITY SERVICE OFFICE:
MetLife Investors USA Insurance Company
[P.O. Box 10366
Des Moines, Iowa 50306-0366
(800) 343-8496]

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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:
[Fixed Account Rider for Variable Annuity
Enhanced Dollar Cost Averaging Rider
Three Month Market Entry Rider
Death Benefit Rider (Principal Protection)
Death Benefit Rider (Annual Step-up)
Death Benefit Rider (Compounded Plus)
Guaranteed Minimum Death Benefit (GMDB) Rider
Guaranteed Minimum Income Benefit Rider - Living Benefit
Guaranteed Withdrawal Benefit Rider
Lifetime Guaranteed Withdrawal Benefit Rider
Guaranteed Minimum Accumulation Benefit Rider
Additional Death Benefit Rider - Earnings Preservation Benefit
Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider Waiver of Withdrawal Charge for Terminal Illness Rider
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
SIMPLE Individual Retirement Annuity Endorsement
401 Plan Endorsement
Tax Sheltered Annuity Endorsement
Unisex Annuity Rates Endorsement
Designated Beneficiary Non-Qualified Annuity Endorsement
Non-Qualified Annuity Endorsement
Spousal Continuation Endorsement
Qualified Distribution Program Endorsement]

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